ASSET TRANSFER AGREEMENT

THIS AGREEMENT dated as of 9:00 a.m., Calgary time, on the 5th day of September, 2006.

BETWEEN:

AMIHAY LAPID,
an individual resident in the City of Calgary, in the Province of Alberta, Canada (“Amihay”)

- and –

YONATIN LAPID,
an individual resident in the City of Calgary, in the Province of Alberta, Canada (“Yonatin”)

- and –

YOSI LAPID,
an individual resident in the City of Calgary, in the Province of Alberta, Canada (“Yosi”)

- and –

NORTH AMERICAN MINERALS GROUP, INC.,
a corporation continued pursuant to the laws of the Province of British Columbia (“Transferee”)

WHEREAS Amihay, Yonatin and Yosi (collectively, “Transferors”) are parties to a purchase agreement (the “Purchase Agreement”) with Ernest D. Black, an individual residing in the City of Blaine in the State of Washington (“Black”) dated August 22, 2006, pursuant to which Black sold the Assets (as hereinafter defined) to the Transferors;

AND WHEREAS Transferors wish to sell, and Transferee wishes to purchase, Transferors’ entire interests in and to the Assets in consideration for the issuance of the Shares and the assumption of the Obligations (each as hereinafter defined) upon and subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby mutually agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Definitions

In this Agreement, including the premises and the schedules hereto:

(a)	“Agreement” means this agreement, including the recitals and the schedules hereto, and any amendments hereto made in accordance with Section 1.3;

(b)	“Amihay” shall have the meaning first written above;

(c)	“Amihay Interest” means an undivided forty percent (40%) interest in and to the Assets;

(d)	“Amihay Shares” means four million, six hundred thousand (4,600,000) Class “A” Common Shares in the capital of Transferee;

(e)
“Applicable Law” means any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and any applicable guideline or other requirement or rule of law or stock exchange rule, including any judicial or administrative interpretation thereof, directive, rule, standard, requirement or policy of a Governmental Authority or a Governmental Order whether or not having the force of law;

(f)
“Assets” means an undivided one hundred percent (100%) right, title, estate and interest in and to the Claims, the Lease and the Royalty Option, together with all other rights and interests of Transferors associated therewith;

(g)	“Black” shall have the meaning first written above;

(h)	“Business Day” means any day of the week, except Saturday, Sunday or any statutory holiday in either of the Provinces of Alberta or British Columbia;

(i)	“Claims” means the diamond claims set forth in Schedule “A” attached hereto;

(j)
“Governmental Authority” means any domestic or foreign, federal, state, provincial or local governmental, regulatory or administrative authority (including the State of Colorado Board of Land Commissioners and other agencies, the United States Department of the Interior, Bureau of Land Management, the United States Forest Service, U.S. Department of Agriculture, securities commissions, the TSX Venture Exchange and other applicable stock exchanges), agency or commission or any court, tribunal or judicial or arbitral body, having or purporting to have jurisdiction in the circumstances;

(k)
“Governmental Order” means any order (whether judicial or administrative), writ, judgment, injunction, decree, stipulation, ruling, assessment, determination or award issued or entered by, or with, any Governmental Authority;

(l)	“Lease” means General Mining Lease No. GM 3430, issued by the State of Colorado, State Board of Land Commissioners dated October 21, 2005;

(m)
“Lien” means any encumbrance of any nature or kind whatsoever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge or security, including arising under or by operation of any Applicable Law, including any banking legislation, trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, agreement, reservation, right of way, restriction, encroachment, burden, bond, guarantee or any other right or claim of others of any kind whatever or any restrictive covenant or other agreement, restriction or limitation on title or use;

(n)	“Loss” has the meaning set out in Section 4.1;

(o)	“Obligations” has the meaning set out in Section 2.1(d);

(p)	“Parties” means Amihay, Yonatin and Yosi and Transferee and their respective successors and assigns and “Party” means any one of them;

(q)	“Purchase Agreement” shall have the meaning first written above;

(r)	“Purchase Price” has the meaning set out in Section 2.2;

(s)	“Royalty” means the net sales royalty reserved by Black pursuant to the terms of the Purchase Agreement;

(t)	“Royalty Option” means the exclusive and one-time option granted by Black to Transferors pursuant to the terms of the Purchase Agreement to acquire one-third, two-thirds or all of the Royalty;

(u)	“Shares” means eleven million, five hundred thousand (11,500,000) Class A Common Shares in the capital of Transferee;

(v)	“Transferee” shall have the meaning first written above;

(w)	“Transferors” shall have the meaning first written above;

(x)	“Yonatin” shall have the meaning first written above;

(y)	“Yonatin Interest” means an undivided forty percent (40%) interest in and to the Assets;

(z)	“Yonatin Shares” means four million, six hundred thousand (4,600,000) Class “A” Common Shares in the capital of Transferee;

(aa)	“Yosi” shall have the meaning first written above;

(bb)	“Yosi Interest” means an undivided twenty percent (20%) interest in and to the Assets; and

(cc)	“Yosi Shares” means two million, three hundred thousand (2,300,000) Class “A” Common Shares in the capital of Transferee.

1.2	Construction

In this Agreement, unless otherwise expressly stated:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular section, subsection or schedule;

(b)	references to an “Article” or “Section” are references to an article or section of this Agreement, as applicable;

(c)	references to dollar amounts are references to U.S. dollar amounts;

(d)	the following schedule is attached hereto and incorporated herein by this reference:

(i)	Schedule “A” – Claims and Lease;

(e)
words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(f)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(g)	time is of the essence.

1.3	Entire Agreement

This Agreement expresses and constitutes the entire agreement between the Parties with respect to the purchase and sale of the Assets, and supersedes any previous agreements or understandings with respect thereto.  This Agreement may be amended only by written instrument executed by the Parties.

1.4	GAAP

Except as otherwise provided herein, all determinations and assessments reliant on the applicable of accounting principles shall be made on the basis of generally accepted accounting principles approved from time to time by either of the Canadian Institute of Chartered Accountants or the American Institute of Chartered Accountants.

ARTICLE 2 ASSET TRANSFER

2.1	Transfer of Assets

(a)
Amihay hereby sells, assigns, conveys, transfers and delivers the Amihay Interest to Transferee, and Transferee hereby purchases, receives and accepts the Amihay Interest from Transferor, all on the terms and conditions set forth in this Agreement.

(b)
Yonatin hereby sells, assigns, conveys, transfers and delivers the Yonatin Interest to Transferee, and Transferee hereby purchases, receives and accepts the Yonatin Interest from Transferor, all on the terms and conditions set forth in this Agreement.

(c)
Yosi hereby sells, assigns, conveys, transfers and delivers the Yosi Interest to Transferee, and Transferee hereby purchases, receives and accepts the Yosi Interest from Transferor, all on the terms and conditions set forth in this Agreement.

(d)
Transferee hereby assumes, and agrees to fulfil and perform, all obligations and liabilities of Transferors arising or accruing hereafter in respect of the Assets, including, without limitation, payment of the Royalty (collectively, the “Obligations”).

2.2	Purchase Price

It is the intention of the Parties hereto that the purchase price payable for the Assets and the assumption of the Obligations (the “Purchase Price”) shall be an amount equal to the fair market value thereof, which the Parties deem to be one hundred fifteen thousand dollars ($115,000.00).  The Purchase Price is hereby paid and satisfied by Transferee issuing and delivering the following:

(a)	to Amihay, a certificate representing the Amihay Shares, which shall be issued to Amihay as fully paid and non-assessable;

(b)	to Yonatin, a certificate representing the Yonatin Shares, which shall be issued to Yonatin as fully paid and non-assessable; and

(c)	to Yosi, a certificate representing the Yosi Shares, which shall be issued to Yosi as fully paid and non-assessable.

2.3	Payment of Tax and Registration Charges on Transfer

(a)
Transferors shall be liable for and shall pay all transfer and sales taxes, duties, registration charges, or other like charges properly payable upon and in connection with the conveyance and transfer of the Assets by Transferors to Transferee.

(b)
Amihay hereby pays to Transferee an amount equal to ten percent (10%) of the Purchase Price attributable to the Amihay Interest, which amount Transferee hereby acknowledges receipt of, and which amount Transferee covenants to remit to the United States’ Internal Revenue Service as a withholding tax payable by Amihay as a result of the transactions contemplated herein.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1	Representation and Warranties of Transferors

Subject to Section 3.3, each Transferor covenants with and represents and warrants to the other Parties that:

(a)
he has good and sufficient capacity, authority and right to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by him in connection with the transactions contemplated hereby to be executed and delivered by him;

(b)	he has good and sufficient power, authority and right to perform fully his obligations hereunder;

(c)
this Agreement and each other agreement, document, instrument or certificate to be executed by him in connection with the transactions contemplated hereby constitute legal, valid and binding obligations of him enforceable against him in accordance with their respective terms and conditions; and

(d)
the execution and delivery by him of this Agreement, the consummation of the transactions contemplated hereby, and compliance by him with the provisions hereof shall not: (i) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under, or give rise to the right to commence any legal proceeding under, any note, bond, mortgage, indenture, contract, agreement, lease, permit, franchise or other instrument to which he is a party or by which or to which the Assets are bound or are subject; and (ii) constitute a violation of, or give rise to the right to commence any legal proceeding under any Applicable Law.

3.2	Representations and Warranties of Transferee

Subject to Section 3.3, Transferee covenants with and represents and warrants to the other Parties that:

(a)
it is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation or continuation, as applicable, and duly registered and authorized to carry on business in the jurisdiction in which the Assets are located, and it has full capacity and authority to convey and transfer, or purchase, the Assets, as applicable, and to otherwise transact the affairs contemplated by this Agreement, in accordance with the provisions hereof;

(b)
it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and to authorize and complete the transfer and conveyance of the Assets in accordance with the provisions of this Agreement, and this Agreement has been validly executed and delivered, and it and all other documents executed by and delivered by or on behalf of it pursuant hereto shall upon execution, be duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms and conditions; and

(c)
neither the execution and delivery of this Agreement nor the completion of the conveyance and transfer of the Assets in accordance with the provisions of this Agreement shall constitute a default under, or be in contravention or breach of:

(i)
any provision of the articles of incorporation or any by-law, unanimous shareholder agreement, any resolution of the directors or shareholders or other constating or governing corporate document of it, or

(ii)	any agreement or instrument, whether written or oral, to which it is a party or by which it is bound.

3.3	Limitation of Representations and Warranties

No Party makes any representation or warranty whatsoever except as and to the extent expressly set forth in Article 3.

ARTICLE 4 CONDITIONS SUBSEQUENT & COVENANTS

4.1	Conditions Subsequent to Closing

(a)
This Agreement is subject to the conditions subsequent (the “Conditions Subsequent”) that: (i) written approval, as required by Applicable Law, shall be given by a Governmental Authority to the transfer to Transferee or to a person or persons designated by Transferee of the Assets; (ii) written approval shall be given by the State of Colorado, Board of Land Commissioners to the assignment of the Lease to Transferee, or a person or persons to be designated by Transferee; substantially in accordance with the terms agreed by the Parties herein and not subject to any conditions or terms substantially at variance with or in excess of the obligations undertaken by Transferee hereunder.  Until satisfaction of the Conditions Subsequent, Transferors shall hold the interest of the Transferee in and to the Assets in trust for Transferee.

(b)
The Parties acknowledge and agree that Transferee shall have the responsibility for ensuring satisfaction of the Conditions Subsequent (including the filing of any and all necessary documentation with the applicable Governmental Authority) and the Parties shall provide each other with all reasonable assistance and shall execute all documents reasonably necessary in order to procure the satisfaction of the Conditions Subsequent, and they shall promptly and regularly keep each other notified of progress in satisfying the Conditions Subsequent and the date when they have been fulfilled.

(c)
The Parties further agree that, in the event that the Conditions Subsequent have not been fulfilled prior to November 30, 2006 or such later date as may be agreed upon by the Parties in writing, then either Party may, at its option, elect by notice to the other Parties, to terminate this Agreement, whereupon:

(i)
Transferee shall, at its expense, transfer the Assets back to Transferors without warranty of title but free and clear of any additional liens, charges or encumbrances created by, through or under Transferee, and Transferee shall execute and deliver any and all documents and do such other acts as may be necessary to give legal effect to such transfer;

(ii)
Transferors shall, at their expense, reconvey the Shares to Transferee free and clear of any liens, charges or encumbrances created by, through or under each Transferor, and each Transferor shall execute and deliver any and all documents and do such other acts as may be necessary to give legal effect to such reconveyance;

(iii)
Transferee shall indemnify and save harmless each Transferor from all liabilities which they may suffer, incur, be subject to or liable for: (i) as a result of the ownership, use or occupancy of the Assets by Transferee from the Effective Date to the date the Assets are transferred back to Transferors; and (ii) associated with the reconveyance of the Assets; and

(iv)
upon completion of the reconveyance of the Assets to Transferors and reimbursement of associated costs and expenses, this Agreement and any and all rights and obligations of the Parties hereunder shall terminate and be of no further force or effect.

4.2	Payment of Promissory Notes

Transferors hereby covenant to Transferee that they shall satisfy their payment obligations under their respective Promissory Notes (as such term is defined in the Purchase Agreement) on or before July 1, 2007.

4.3	Development of the Assets

Transferee hereby covenants to Transferors that for so long as it owns the Assets it shall, for a minimum period of four (4) years following the execution hereof, use commercially reasonable efforts to explore and evaluate, or to cause the exploration and development of, the Assets for the purpose of developing the Assets.  As part of such obligations, Transferee hereby confirms that, subject to receipt of required regulatory permits and approvals from Governmental Authorities, it intends to undertake, or to cause to be undertaken, an exploration program in respect of the Assets, which program has a minimum 12-month budget for 2006/2007 of one hundred fifty five thousand dollars ($155,000.00).

ARTICLE 5 LIABILITY AND INDEMNIFICATION

5.1	Transferor Liability and Indemnification

Subject to the provisions of Section 5.3, each Transferor shall be liable to Transferee for, and shall indemnify Transferee and its directors and officers from and against, any and all liability, loss, costs, claims or damages of any nature (including, without limitation, legal costs on a solicitor/client basis) (each a “Loss”) suffered or incurred by such person (whether directly or by virtue of any third party claim) as a result of any occurrence, matter or thing, the occurrence, existence or non-disclosure of which would constitute a breach or failure of any representation, warranty, covenant, agreement or other obligation of such Transferor hereunder.

5.2	Transferee Liability and Indemnification

(a)
Subject to the provisions of Section 5.3, Transferee shall be liable to each Transferor for, and shall indemnify each Transferor and its respective directors and officers from and against, any and all Losses suffered or incurred by such person (whether directly or by virtue of any third party claim) as a result of any occurrence, matter or thing, the occurrence, existence or non-disclosure of which would constitute a breach or failure of any representation, warranty, covenant, agreement or other obligation of Transferee hereunder.

(b)
Transferee hereby indemnifies and saves harmless each Transferor and its successors and assigns against and from any and all Losses suffered or incurred by such Transferor or any of its successors or assigns which arise subsequent to the date hereof in respect of the Assets and the Obligations.

5.3	Enforcement Limitation

Notwithstanding the provisions of Sections 5.1 and 5.2, and notwithstanding any applicable statutory or regulatory provision, principle of law or rule of equity to the contrary:

(a)
no Party shall be entitled to maintain a claim against any other Party in respect of any Loss suffered or incurred by the injured Party as a result of its own gross negligence or wilful misconduct, or that of its employees, agents or contractors, or as a result of any occurrence, matter or thing, the occurrence, existence or non-disclosure of which constitutes a breach or failure of any representation, warranty, covenant, agreement or other obligation of the injured Party hereunder;

(b)
except in the case of a matter involving fraud on the part of another Party, no Party shall be entitled to initiate, maintain or enforce any claim against such other Party in respect of any matter related to this Agreement or the subject matter hereof, whether asserted under this Agreement or otherwise, unless it shall have given such other Party notice in writing of such claim, including full particulars of the basis therefor;

(c)	no Party shall be entitled to recover any indirect, consequential or special damages from the other; and

(d)	each Party shall be obligated to use reasonable efforts to mitigate any Loss sustained by it in connection with any matter for which the other Parties may have liability to it.

5.4	Handling of Claims

If any third party claim is asserted in circumstances which give or may give rise to a right of indemnification under this Article 5, the Party against whom the claim is asserted shall forthwith give written notice thereof to the other Parties, and the Parties shall consult and cooperate in respect thereof in determining whether the claim and any legal proceedings relating thereto should be resisted, compromised or settled.  Each Party shall make available to the others all information in its possession or to which it has access and which it is legally entitled to disclose which is or may be relevant to the claim.  No such claim shall be settled or compromised without the written consent of the indemnifying Party hereunder, which consent shall not be unreasonably withheld.  If any claim relates exclusively to a matter for which only one Party is liable, and in respect of which there is no right of indemnification hereunder, such Party shall have exclusive conduct of the claim and all legal proceedings relating thereto.

5.5	Substitution and Subrogation

To the extent that the same is possible, Transferors shall convey the Assets to Transferee with full right of substitution and subrogation of Transferee in and to the position of Transferors with respect to the benefit of all covenants and warranties by others heretofore given or made in respect of the Assets or any part thereof.

ARTICLE 6 GENERAL

6.1	Public Announcements

Any of the Parties and their affiliates shall be entitled to make all such announcements and disclosures in respect of this Agreement as they may consider appropriate for purposes of satisfying obligations at law, or to any governmental or regulatory authority or stock exchange, provided that the Party proposing to make the announcement and disclosure first provides the other Party with reasonable advance notice of the contents and timing of any such announcement or disclosure.

6.2	Communications

Each notice, consent, demand or other communication (a “Notice”) required or permitted to be given under this Agreement shall be in writing and may be personally delivered to the address or sent by facsimile to the fax number set forth below.  A Notice, if personally delivered, shall be deemed to have been given and received on the date of actual delivery and, if given by facsimile, shall be deemed to have been given and received on the date sent, if sent during normal business hours of the recipient on a Business Day, and otherwise on the next Business Day.

To Amihay:	Amihay Lapid 4310 North Miami Avenue, # 1 Miami, Florida 33127 Fax: (801) 405-0061 Email northamericanminerals@yahoo.com

To Yonatin:	Yonatin Lapid 4310 North Miami Avenue, #1 Miami, Florida 33127 Fax: (801) 405-0061 Email: northamericanminerals@yahoo.com

To Yosi:	Yosi Lapid 220 East 63rd Street, Suite 3-R New York, New York 10021 Fax: (801) 405-0061 Email: northamericanminerals@yahoo.com

To Transferee:	North American Minerals Group, Inc. 220 East 63rd Street, Suite 3-R New York, New York 10021 Fax: (801) 405-0061 Email northamericanminerals@yahoo.com

Any Party may at any time and from time to time notify the other party hereto in accordance with this section 6.2 of a change of address or fax number, to which all Notices shall be given to it thereafter until further notice in accordance with this section 6.2.

6.3	Assignment

No Party shall be entitled to assign any rights or obligations under or in respect of this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld.

6.4	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, and each of the Parties submits to the jurisdiction of the courts of the Province of British Columbia for the interpretation and enforcement hereof.

6.6	Further Assurances

Each of the Parties shall from time to time and at all times on and after the Effective Date, without further consideration, do and perform all such further acts and things, and execute and deliver all such further agreements, assurances, deeds, assignments, conveyances, notices, releases and other documents and instruments, as may reasonably be required to more fully assure the conveyance of the Assets to Transferee in accordance with the provisions of this Agreement and otherwise to assure that carrying out of the intent and purpose of this Agreement.

6.7	Waiver

No waiver by any Party shall be effective unless in writing, and a waiver shall affect only the matter, and the occurrence thereof, specifically identified in the writing granting such waiver and shall not extend to any other matter or occurrence.

6.8	Non-Merger

The provisions contained in this Agreement shall survive the Closing and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument issuing pursuant hereto or in connection herewith.

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6.9	Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Amihay Lapid
WITNESS	AMIHAY LAPID

/s/ Olga Goutnik	/s/ Yonatin Lapid
WITNESS	YONATIN LAPID

/s/ Olga Goutnik	/s/ Yosi Lapid
WITNESS	YOSI LAPID

NORTH AMERICAN MINERALS GROUP, INC.

	By:	/s/ Yosi Lapid
	Name:	YOSI LAPID
	Title:	DIRECTOR

SCHEDULE “A”

CLAIMS AND LEASE

Property	Claim No.	Sect/Twp/Range	BLM Serial Nos.	Area (acres)

George Creek
	Geo #1	S28/T11N/R74W	251727	20
	Geo #2	S28/T11N/R74W	251728	20
	Geo #3	S28/T11N/R74W	251729	20
	Geo #4	S28/T11N/R74W	251730	20
	Geo #5	S28/T11N/R74W	251731	20
	Geo #6	S28/T11N/R74W	251732	20
Totals	6 claims			120

Pearl Creek
	Pearl #1	S17/T10N/R74W	251734	20
	Pearl #2	S17/T10N/R74W	251735	20
	Pearl #3	S17/T10N/R74W	251736	20
	Pearl #4	S17/T10N/R74W	251737	20
	Pearl #5	S17/T10N/R74W	251738	20
	Pearl #6	S17/T10N/R74W	251739	20
Totals	6 claims			120

Sand Creek
	Sand #3	S5/T10N/R75W	251744	20
	Sand #4	S5/T10N/R75W	251745	20
	Sand #5	S5/T10N/R75W	251746	20
	Sand #6	S5/T10N/R75W	251747	20
	Sand #7	S5/T10N/R75W	251748	20
	Sand #8	S5/T10N/R75W	251749	20
	Sand #9	S5/T10N/R75W	251750	20
	Sand #10	S5/T10N/R75W	251751	20
	Sand #11	S5/T10N/R75W	251752	20
	Sand #12	S5/T10N/R75W	251753	20
Totals	10 claims			200

Chicken Park
	CP #3	S2/T10N/R72W	255182	20
	CP #4	S2/T10N/R72W	255183	20
	CPE#1	S2/T10N/R72W	pending	20
	CPE#2	S2/T10N/R72W	pending	20
	CPE#3	S2/T10N/R72W	pending	20
Totals	5 claims			100

State Lease	Subdiv. S/2	S36/T11/R73W	5483	489